Exhibit 23(a)


                       Consent of Independent Accountants




We consent to the incorporation by reference in Post-Effective Amendment No.1 to the Registration Statements (File Nos. 33-59545, 333-45051 and 33-56084) on Form S-8 covering Constellation Energy Group, Inc. Common Stock (without par value) pursuant to its Long-Term Incentive Plan, Manager Long-Term Incentive Plan and Employee Savings Plan (the "Registration Statement") of our report dated January 15, 1999, on our audits of the consolidated financial statements and financial statement schedule included on Form 10-K of Baltimore Gas and Electric Company and Subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998.



                                             /s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
April 30, 1999